UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

APPLE REIT NINE, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

814 East Main Street, Richmond, Virginia		23219
(Address of principal executive offices)		(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 and 2.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2012, one of our subsidiaries agreed to modify the sale contract entered into on August 3, 2011 with 111 Realty Investors, LP (the “Purchaser”) for the potential sale of its 110 parcels of land with all associated improvements and rights owned by the Company (“the Land”). The Land is located in the Ft. Worth, Texas area and is leased to a third party. The purchase price for the Land is $198.4 million. The original contract called for the purchase price to be funded in cash. The modification requires the purchase price to be funded by $138.4 million of cash and the remaining $60.0 million with a note (the “Note”). The Note will bear interest at an annual rate of 10.5%. The Note will have a subordinate security interest in the Land. Interest will be payable monthly for the first three years of the note. After the first three years interest will accrue until the Purchaser’s Senior Lender (as defined in the Note) is repaid. After the Senior Lender is repaid, the Purchaser is required to pay the Company all proceeds from the lease of the Land to the Company until the Note plus all accrued interest is repaid and in no event will the term of the Note extend beyond April 15, 2049.

We do not, nor do any of our subsidiaries, have a material relationship with the Purchaser. However, a partner of the Purchaser is also a member of the board of directors of Apple REIT Ten, Inc., a related party of the Company.

Additional information regarding the sale contract is set forth in our Forms 8-K dated August 3, 2011 and January 31, 2012 and filed with the Securities and Exchange Commission on August 8, 2011 and February 2, 2012, which are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 27, 2012 one of our subsidiaries completed the sale of the Land and entered into the Note referred to above in item 1.01. The Company will use the proceeds of $138.4 million in cash for operating purposes and is evaluating the best use for the cash in excess of operating needs.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight, Chief Executive Officer

April 30, 2012